Exhibit 21.1

List of Subsidiaries of WPX Energy, Inc.

(all Delaware entities unless otherwise indicated)

1.	Barrett Resources International Corporation

2.	Bison Royalty LLC

3.	Diamond Elk, LLC – a Colorado limited liability company

4.	Mockingbird Pipeline, L.P.

5.	Northwest Argentina Corporation – a Utah corporation

6.	RW Gathering, LLC

7.	SW Gathering, LLC

8.	WPX Energy Appalachia, LLC

9.	WPX Energy Arkoma Gathering, LLC

10.	WPX Enterprises, Inc.

11.	WPX Energy Gulf Coast, LP

Assumed name in Texas: Williams Prod. Gulf Coast, L.P.

12.	WPX Energy Holdings, LLC

13.	WPX Energy Keystone, LLC

14.	WPX Energy Marcellus Gathering, LLC

15.	WPX Energy Mid-Continent Company, an Oklahoma corporation

16.	WPX Energy Production, LLC

Fictitious name in Oklahoma: WEG-Production Company, LLC

17.	WPX Energy Rocky Mountain, LLC

18.	WPX Energy RM Company

19.	WPX Energy Ryan Gulch, LLC

20.	WPX Energy Marketing, LLC

21.	WPX Energy Marketing Services Company, LLC

22.	WPX Energy Services Company, LLC

23.	WPX Energy Van Hook Gathering Services, LLC

24.	WPX Energy Williston, LLC

Trade name in North Dakota: D3 E & P LLC

25.	WPX Gas Resources Company

International subsidiaries:

1.	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation

2.	Apco Oil and Gas International Inc. – a Cayman Islands corporation

3.	Apco Argentina S.A – an Argentina entity

4.	Apco Austral S.A. – an Argentina entity

5.	Apco Properties Ltd. – a Cayman Islands corporation